Exhibit 10.24

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and among Bank of Commerce Holdings, Merchants Bank of Commerce (collectively, “Employer”) and Samuel D. Jimenez (“Employee”).

1.     Termination of Employment. Employer and Employee hereby acknowledge they mutually agreed to terminate Employee’s employment effective January 28, 2020. Employee hereby resigns all positions he holds as an officer or member of the Boards of Directors of Employer (or any committee thereof), effective January 28, 2020. Employee acknowledges that Employer has paid to Employee all sums owing to him, including wages, accrued but unused vacation, reimbursable business expenses and benefits accrued or incurred through that date within the time frame required by law.

2.     Severance Payment. In consideration of Employee’s execution of and compliance with this Agreement, Employer and Employee agree to the following:

(a)     Employer shall pay Employee severance in the gross sum of Four Hundred Thirteen Thousand, Four Hundred Thirty-two Dollars and sixty-seven cents ($413,432.67). This amount shall be subject to all applicable state and federal withholdings, and shall be paid within ten (10) business days from the effective date (“Effective Date”) of this Agreement. This Agreement shall be deemed effective when both parties have signed it and the Revocation Period (as defined below) has passed without Employee’s revocation.

(b)     Employer further agrees to reimburse Employee for Employee’s COBRA health, dental and vision insurance premiums at current benefit levels for eighteen (18) months through July 31, 2021, at a rate of $2,399.14 per month, for additional severance of $43,184.52. This sum shall be paid in a lump sum with the severance described in Section 2(a) above. Employee shall not be obligated to use this sum for payment of his COBRA premiums.

The parties specifically agree that the consideration paid to Employee in accordance with this Agreement is good and sufficient consideration for this Agreement.

3.    Compromise and Settlement. Employee, in consideration of the promises and covenants made by Employer in this Agreement, hereby compromises, settles and releases Employer from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, or other theories of recovery which Employee may have against Employer on account of or arising out of any matter, cause, or event, including, but not limited to, Employee’s cessation of employment with Employer, or any rights to indemnification or reimbursement from Employer, whether pursuant to Employer’s articles of incorporation, bylaws, contract, or otherwise. Such claims include those Employee may have or has, or which may later accrue to or be acquired by Employee, against Employer, The Merchants National Bank of Sacramento, Merchants Holding Company, or their predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and Employer’s, The Merchants National Bank of Sacramento’s, or Merchants Holding Company’s past, present, and future shareholders, managers, members, officers, directors, agents, and employees, and their heirs and assigns (collectively, the “Released Parties”). Such claims specifically include but are not limited to claims for wages, wrongful termination, constructive discharge, stock options or awards, fraud, mental or emotional distress, misrepresentation, attorney’s fees, or any claim for discrimination under federal or state law including, but not limited to, discrimination based on age, sex, race, sexual orientation, national origin, disability, marital status or any claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, Labor Code sections 132a and 4553, or the Fair Employment and Housing Act of California. Employee further acknowledges that he has suffered no work related injury or illness. Employee acknowledges that he has no outstanding stock options; all stock options awarded to him by Employer during the term of his employment have either been exercised by Employee or are expired.

Exhibit 10.24

4.     Unknown Claims. Employee acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage, and expressly waives any benefit he may have under Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if he should eventually suffer injury, he will be unable to make any claim for those injuries. Furthermore, Employee acknowledges that he consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which he does not know exist and which, if known, would materially affect Employee’s decision to execute this Agreement, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

5.    Waiver of Rights Under the Age Discrimination in Employment Act. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Employee the right to bring a claim against Employer if Employee believes that Employee has been discriminated against on the basis of age. Employer specifically denies any such discrimination. Employee understands the rights afforded to him under the ADEA and agrees that he will not file any claim or action against any of the Released Parties based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under the ADEA, including but not limited to back pay, front pay, attorney’s fees, damages, reinstatement or injunctive relief. Employee is advised to consult with independent legal counsel prior to executing a waiver of rights under the ADEA.

Employee also understands and acknowledges that the ADEA requires Employer to provide Employee with at least twenty-one (21) calendar days to consider this Agreement prior to its execution. Employer hereby extends this time frame from twenty-one (21) days to Fifty-three (53) days (the “Consideration Period”). Employee acknowledges that he was provided with and has used the Consideration Period or, alternatively, that he elected to sign this Agreement within the Consideration Period and waives the remainder of the Consideration Period. Employer and Employee agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. Employee also understands that Employee is entitled to revoke this Agreement at any time during the seven (7) days following Employee’s execution of this Agreement (“Revocation Period”). Employee also understands that any revocation of this Agreement must be in writing and delivered to the attention of Bonnie A. Smith, SVP Human Resources Director, Merchants Bank of Commerce, 1504 Eureka Road, Suite 100, Roseville CA 95661 prior to the expiration of the Revocation Period.

Exhibit 10.24

6.     No Admission of Liability. Employee acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Employee by Employer or any of the Released Parties. Employer specifically asserts that all actions taken with regard to Employee were proper and lawful and affirmatively denies any wrongdoing of any kind.

7.     Confidentiality. Employee agrees to keep the fact that this Agreement exists and the terms and amount of this Agreement completely confidential, except that Employee may discuss this Agreement with his attorney, spouse, accountant, or other professional person who may assist Employee in evaluating, reviewing, or negotiating this Agreement or the tax implications of this Agreement. Any such parties will be deemed to be the agent of Employee for purposes of this Agreement, and if they disclose the terms or amount of this Agreement to any third party, their disclosure will be deemed a breach by Employee. If Employee is required by law to disclose the terms of this Agreement, Employee must immediately, and in no event more than five (5) business days from receipt of a request or order for such disclosure, and prior to any such disclosure, notify Employer so that it may seek appropriate relief from a court or tribunal of competent jurisdiction, at that party’s own expense, to prevent such disclosure. Employer agrees to keep the terms of this Agreement confidential except as to those employees, officers, agents, or directors of Employer who have a need to know the terms of this Agreement. Disclosure of the terms or amount of this Agreement by Employee contrary to this provision will constitute a material breach of this Agreement.

8.     No Reemployment; Return of Property. Employee specifically agrees that Employee shall not seek reemployment with Employer or its parent or subsidiary organizations, at any time, nor shall Employer at any time be under any obligation to rehire Employee. Employee agrees to waive any right to seek any legal or administrative remedy of any kind should Employer refuse to rehire Employee at any time in the future. Employee will not hold or seek to hold any position as a volunteer, director, or committee member, etc. for Employer at any time. Employee acknowledges all property belonging to Employer has been returned, including, but not limited to proprietary Employer documents, laptop/hotspot, and office keys. Employee acknowledges that he has no personal property that is in the possession of Employer.

9.     Confidential Information.

(a)     Employee acknowledges that during his employment he received confidential and trade secret information belonging to Employer (“Confidential Information”). Confidential Information includes information disclosed to Employee during the course of his employment (including information disclosed to Employee by customers of Employer), and information developed or learned by Employee during the course of his employment. Confidential Information is broadly defined and includes all information which has or could have commercial value or other utility in Employer’s business or the businesses of Employer’s customers. Confidential Information also includes all information which could be detrimental to the interests of Employer or its customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, customer data, historical sales information, advertising and marketing materials and strategies, financial information related to Employer or Employer’s customers, research and development strategies and results, including new materials research, pending projects and proposals, employee data (including all compensation information), credit information, pricing and product information, computer data information, testing techniques, business plans and strategies, computer programs and codes, technological data, budgets, and projections. Employee agrees not to disclose or use for any purpose Employer’s Confidential Information. Employee acknowledges that he has deleted all Confidential Information from his personal cell phone.

Exhibit 10.24

(b)     Employee understands that the taking of Employer’s trade secrets is a crime under California Penal Code section 449(c) and could also result in civil liability under California’s Uniform Trade Secrets Act (Civil Code sections 3426-3426.11), and that willful misappropriation may result in an award against Employee of triple the amount the Employer’s damages and Employer’s attorneys’ fees for collecting such damages. Employee further acknowledges that any disclosure of customer information is a violation of state and federal banking and financial privacy laws.

(c)     Employee acknowledges and agrees that the covenants contained in this Section 9 are material to this Agreement, and that a violation of this Section shall constitute a material breach of this Agreement. Employer shall be entitled to receive injunctive relief to enforce these covenants, and may seek any other remedy available to it by law.

10.   References. Employer agrees that if it receives any reference check inquiries relating to Employee, it will provide the requesting party with Employee’s position held, dates of employment, and, if authorized, salary.

11.   Nondisparagement. Neither party shall disparage the other.

12.   Breach of Agreement. If Employee materially breaches any provision of this Agreement, Employer’s obligations to pay severance under Section 2 of this Agreement shall immediately cease. The parties agree that any sums received by Employee pursuant to Section 2 prior to his breach of this Agreement shall constitute sufficient consideration to support the releases given by Employee in Sections 3, 4 and 5. If, however, a court of competent jurisdiction orders this Agreement to be completely unenforceable, Employee shall repay to Employer the total payments received under this Agreement within seven (7) calendar days from the date of entry of the order.

13.  Representation by Attorney. Employee acknowledges that Employee has carefully read this Agreement; that Employee understands its final and binding effect; that Employee has been given the opportunity to be represented by independent legal counsel in negotiating and executing this Agreement and that Employee has either chosen to be represented by legal counsel or has voluntarily declined such representation; and that Employee understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

Exhibit 10.24

14.   No Reliance Upon Representations. Employee hereby represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any of the Released Parties or their representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15.   No Pending Claim. Employee represents that Employee does not currently have pending any complaint or action against any of the Released Parties with any state, federal or local agency or court based on any matters arising out of Employee’s employment with Employer or its termination, and will not do so at any time. Employee further represents that if any such agency or court assumes jurisdiction of a complaint or action against any of the Released Parties, then Employee will direct that agency or court to withdraw from or dismiss with prejudice the matter. Employee will not cooperate or participate in the investigation or prosecution of any such complaint or action. Employee further agrees not to participate in any way in any proceeding against any of the Released Parties except as may be required by law through a subpoena or similar court order. Notwithstanding the foregoing, if Employee obtains against any of the Released Parties a monetary judgment or settlement for a claim released or purported to be released by him under this Agreement, the total value of payments and other consideration received by him shall be deducted from any such monetary judgment or settlement.

16.   Attorney’s Fees. Each party shall bear its own attorney’s fees in the negotiation of this Agreement. Should any action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees.

17.   Entire Agreement. This Agreement, and that certain Amended and Restated Salary Continuation Agreement between Redding Bank of Commerce and Employee dated January 1, 2009 and amended on December 17, 2013 and further amended by that certain Amendment to the Redding Bank of Commerce Salary Continuation Agreement between Redding Bank of Commerce and Employee dated March 21, 2017 (the “Salary Continuation Agreement”), contain the entire agreement between the parties, and neither this Agreement nor the Salary Continuation Agreement shall be modified except in writing signed by the party to be bound.

18.   Severability. If a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

19.   Counterpart Originals. This Agreement may be signed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.24

20.   Governing Law. This Agreement shall be governed by the laws of the State of California.

EMPLOYER
BANK OF COMMERCE HOLDINGS

Date: January 28, 2020	By: /s/ Lyle L. Tullis
Lyle L. Tullis
Chairman of the Board

EMPLOYER
MERCHANTS BANK OF COMMERCE

Date: January 28, 2020	By: /s/ Randall S. Eslick
Randall S. Eslick
President and CEO

EMPLOYEE
SAMUEL D. JIMENEZ

Date: January 29, 2020	/s/ Samuel D. Jimenez
Samuel D. Jimenez